UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2010

KALEIDOSCOPE VENTURE CAPITAL, INC.

 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0000-27277
 (Commission File Number)

98-0207554
 (IRS Employer Identification No.)

PO Box 1027
Manchester, NH 03101-1027
(603) 425-8933
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2010, Kaleidoscope Venture Capital, Inc., a Nevada corporation (“Kaleidoscope”) and Separation Oil Services, Inc. (“SOS”), a Kansas corporation, entered into an asset purchase agreement under which Kaleidoscope and SOS agreed that Kaleidoscope would form a wholly owned subsidiary, Kaleidoscope Acquisition Co. (“KAC”), which would acquire one hundred percent (100%) of the tangible and intangible assets of SOS (the “Asset Purchase Agreement”), including but not limited to (i) furniture, fixtures and equipment,  modules, agreements and all contracts related to its proprietary technology and (ii) all of the intellectual property, proprietary processes, equipment designs and drawings, proprietary technology, patents, trademarks, applications, trade secrets, marketing distribution agreements and processes, commercialization rights, and all assets associated with its business currently known as “Cycloninc Dehydrating Comminuter” and other product lines and alternative processes currently under research and development of SOS or otherwise owned or possessed by SOS.

The Cyclonic Dehydrating Comminuter is an air-based recycling system that is a combination of a dehydrator and a micron-grade grinding machine, that dehydrates virtually any wet waste stream and efficiently dry grinds most solid materials down to a fine dust. Possible applications include, but are not limited to processing of paper and pulp sludge, wood trimming and byproducts, municipal domestic sludge, animal waste and parts, municipal solid waste and lime sludge.

In exchange for the assets of SOS, KAC will issue to the shareholders ("SOS Shareholders") of SOS forty-nine percent (49%) of its common stock of KAC.  Kaleidoscope will initially retain fifty-one percent (51%) of the common stock of KAC.  The SOS Shareholders shall have the right, based on the financial performance of KAC following the closing of the Asset Purchase Agreement, to acquire additional common stock of KAC based upon post-closing analysis and agreement as to the terms, conditions, and operating assumptions related to the financial performance and business objectives to be satisfied in connection with any such additional issuances of common stock of KAC.

Additionally, Kaleidoscope agrees to assist and facilitate, on a “best efforts basis,” a capital financing of SOS of up to Five hundred thousand and 00/100 U.S. Dollars ($500,000.00), through the issuance of a combination of debt and/or equity, primarily for the purposes of the completion of, and commencement of operations at, SOS’s first Cycloninc Dehydrating Comminuter plant.   Prior to closing, Kaleidoscope and SOS shall agree to a minimum capital financing schedule.   The parties expect to close the Asset Purchase Agreement in April 2010.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 24, 2010, the Board of Directors of Kaleidoscope appointed E. Thomas Makmann as President and to the Board of Directors (the “Board”) of Kaleidoscope.  Mr. Makmann is a 30-year data storage industry veteran with start-up and early stage companies. Mr. Makmann has also held numerous senior management positions, including: President and CEO of Network Storage Solutions, Inc., President & COO of nStor Technologies Inc., VP and GM of Archive Corporation, and VP-Mobile Storage Products for Maxtor Corporation. Mr. Makmann holds a Bachelors of Science degree in Mechanical Engineering.

Additionally, on February 26, 2010, the Board appointed David Moore to the Board.  Mr. Moore, 56, has over 25 year’s Senior Management experience in the area of business and organizational development.  A graduate of Gonzaga University and holding a degree from American College, he has consulted with Ernst and Young LLC and various other companies included Western Pioneer Inc., Pacific Northwest Metals Inc.,  where he has held positions including CEO and COO.  Mr. Moore has extensive board experience in both the for-profit and non-profit arena.  He is currently President of TechAlt Inc. and managing member of Saratoga Partners, LLC.

The Board does not expect to name Mr. Makmann and Mr. Moore to any committee of the Board at this time. To the extent that any information called for in Item 404(a) of Regulation S-K is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four days from when this information becomes available.

Mr. Makmann fills the positions previously held by Ron McIntyre, who was replaced by Robert Koch, on an interim basis.  Ron McIntyre resigned from Kaleidoscope in August 2009, to pursue other opportunities.  Robert Koch submitted his resignation from the Board in January 2010.  On February 26, 2010, David M. Otto submitted his resignation from the Board.  Neither Mr. McIntyre’s, Mr. Koch’s nor Mr. Otto’s resignation arose from any disagreement on any matter relating to Kaleidoscope’s operations, policies or practices, nor regarding the general direction of Kaleidoscope.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                        Kaleidoscope Venture Capital, Inc.,

                (Registrant)

Date: April 22, 2010                                                                                   By:  /s/  M Thomas Makmann
        Name:  M Thomas Makmann
        Title: President

EXHIBIT INDEX

Exhibit                                Description
Number

10.1                    Asset Purchase Agreement         Filed herewith